UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2022

Safehold Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-38122	30-0971238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas
39th Floor
New York , New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SAFE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§2 40.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 Other Events.

On May 13, 2022, Safehold Inc. (the “Company”) and the Company’s operating partnership, Safehold Operating Partnership LP (the “Operating Partnership”), entered into a note purchase and private shelf agreement (the “Note Purchase Agreement”) with the various purchasers named therein (the “Purchasers”) and other parties thereto providing for the private placement and issuance by the Operating Partnership of $150 million aggregate principal amount of 5.15% Series A Original Senior Notes due May 13, 2052 (the “Series A Original Notes”). The Series A Original Notes feature a stairstep coupon rate in which the Operating Partnership will pay cash interest at a rate of 2.50% in years 1 through 10, 3.75% in years 11 through 20, and 5.15% in years 21 through 30. The difference between the 5.15% stated rate and cash interest rate will accrue in each semi-annual payment period and may, unless elected by the Operating Partnership to be paid in cash, be paid in kind by adding such accrued interest to the outstanding principal balance of the 5.15% Series A PIK Notes due May 13, 2052 (the “Series A PIK Notes”) issued under the Note Purchase Agreement, to be repaid at maturity in May 2052.

Pursuant to the terms of the Note Purchase Agreement, the Operating Partnership may from time to time issue and sell, and the Purchasers or their affiliates may consider in their sole discretion the purchase of, additional senior unsecured promissory notes (the “Shelf Notes” and, together with the Series A Original Notes and the Series A PIK Notes, the “Notes”). The Operating Partnership may request that the Purchasers or their affiliates purchase up to $150 million of Shelf Notes with a maturity date not to exceed thirty-one years after the date of original issuance thereof.

The Operating Partnership may prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of any series of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus a Make-Whole Amount (as defined in the Note Purchase Agreement).

The Note Purchase Agreement contains various restrictive covenants, including requirements to maintain a certain percentage of total unencumbered assets by the Operating Partnership. The Note Purchase Agreement also contains a provision whereby it will be deemed to include additional financial covenants and negative covenants to the extent such covenants are incorporated into the Operating Partnership’s and/or the Company’s existing or future material credit facilities and to the extent such covenants are more favorable to the lenders under such material credit facilities than the covenants contained in the Note Purchase Agreement. Subject to the terms of the Note Purchase Agreement and the Notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, Make-Whole Amount or interest under the Notes, and (ii) a default in the payment of certain other indebtedness of the Operating Partnership, the Company or their subsidiaries, all the Notes then outstanding will become due and payable, either automatically or at the option of the Purchasers, depending on the event of default.

The Operating Partnership’s obligations under the Notes are fully and unconditionally guaranteed by the Company.

The Company intends to use the net proceeds from the offering to repay borrowings under its unsecured revolving credit facility and for general corporate purposes, which may include making additional investments in ground leases. The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Operating Partnership offered and sold the Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The above summary of the Note Purchase Agreement does not purport to be complete.

On May 16, 2022, the Company issued a press release announcing the Operating Partnership’s entry into the Note Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAFEHOLD INC.

Date: May 16, 2022	By:	/s/ Brett Asnas
		Name:	Brett Asnas
		Title:	Chief Financial Officer